Exhibit 99.1

Tronox Closes $900 Million Debt Offering

STAMFORD, August 20, 2012 – Tronox Limited (NYSE: TROX) announced today that its subsidiary, Tronox Finance LLC, has closed the offering of $900 million aggregate principal amount of its 6.375 percent Senior Notes due 2020. The offering was made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The notes bear interest semiannually at a rate equal to 6.375 percent and were sold to the holders at par value. The notes are fully and unconditionally guaranteed on a senior, unsecured basis by Tronox Limited and certain of its subsidiaries.

Approximately $400 million of the proceeds of the notes are expected to be used for returns of shareholder capital, including share buybacks. The remainder of the proceeds is expected to be used for general corporate purposes, and subject to required approvals may also be used for further returns of capital to shareholders from time to time (including by way of dividend).

The notes and related guarantees were not registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-looking statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “expected,” and “anticipate” and include statements about expectation for the use of proceeds from the sale of the senior notes. The forward-looking statements are subject to obtaining any necessary approvals, market conditions, including the price of our shares of common stock, and are need for liquidity, and opportunities that may arise. These forward looking statements are also subject to risk factors discussed in the company’s filings with the Securities and Exchange Commission (SEC), including under the ‘Risk Factors” section of our registration statement on Form S-4 filed with the SEC on May 4, 2012.

Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722